Exhibit 99.2

CBST - Q4 2003 CUBIST PHARMACEUTICALS, INC. EARNINGS CONFERENCE CALL

EVENT DATE/TIME: FEB. 26. 2004 / 10:30AM ET

Event Duration:  42 min

CORPORATE PARTICIPANTS

 Michael Bonney

 Cubist Pharmaceuticals, Inc. - President & CEO

 David McGirr

 Cubist Pharmaceuticals, Inc. - SVP & CFO

CONFERENCE CALL PARTICIPANTS

 Matt Duffy

 Black Diamond Research - Analyst

 Joel Sendek

 Lazard Freres & Company - Analyst

 Greg Wade

 Pacific Growth Equities - Analyst

 Jason Kantor

 WR Hambrecht - Analyst

 Eric Halseth

 UBS Warburg - Broker

 Stephan Yost

 Seligman - Investor

 Rob Horowitz

 RH Capital - Investor

 Robert Gilliam

 Legg Mason - Analyst

 Lester Ralph

 Private Investor

 Eun Yang

 Wells Fargo - Analyst

 Jake Wheeler

 Morgan Stanley - Analyst

 Ken Martin-Halpine

 Emerald Asset Management - Investor

PRESENTATION

Operator

good morning. my name is christy, and I will be your conference facilitator today.  at this time I would like to welcome everyone to the cubist pharmaceuticals fourth quarter earnings conference call.  all lines have been placed on mute to prevent background noise.  after the speakers’ remarks there will be a question-and-answer period. if you would like to ask a question during this time, simply press star 1 on your telephone keypad.  if you would like to withdraw your question press star then 2 on your telephone keypad.

mr. bonney, you may begin.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Thank you, operator. Good morning.  It’s a pleasure to be speaking with you on our conference call to discuss fourth quarter and full year 2003 earnings and other events.  With me today I have David McGirr, our CFO, and Chris Guiffre, our General Counsel.

As always let me read a safe harbor statement before we begin.  Forward-looking statements may be made during this call. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected or suggested here. Such risks and uncertainties are detailed in the company’s periodic filings with the Securities and Exchange Commission.

We’d also like to add that due to significant interest in the early stages of our launch of Cubicin we will be discussing early trends on this call but we disclaim any duty to provide updates on the specific data points mentioned here today.

With that, let me begin by stepping back for a moment to note what a remarkable year 2003 was for Cubist. And what a different company we are today than we were even six months ago. We’re at an important inflection point in the evolution of the company, as we transition from a purely research and development-focused entity to a revenue-generating fully integrated biopharmaceutical company. Now, I though that term that term gets thrown around a lot, fully integrated, but over the past six months we’ve completed building a launch capable Cubicin marketing and sales infrastructure, completed the supply chain for Cubicin, built a medical affairs department, launched and shipped our first product in the U.S., and strengthen our compliance and internal support function by filling out our regulatory, legal and finance departments. At this point I believe it’s a well earned descriptor.

We are proud to be holding our first conference call where we can begin to break out and discuss product sales and trends. Today’s call will focus on four topics of interest. David McGirr will run through our financials, and then I’ll provide an update on the launch of Cubicin to date, an update on our pipeline and importantly the announcement this morning on CAB-175, along with a glimpse into where we see Cubicin in 2004 and beyond. We will be happy to answer questions on other issues after our prepared remarks.

I will now turn it over the David to review our financials.

David McGirr  - Cubist Pharmaceuticals, Inc. - SVP & CFO

Thanks, Mike. In addition to the launch of Cubicin, during 2003 we focused internal efforts on increased financial discipline. Specifically, our cash management activities, the beginning of the restructuring of our balance sheet, addressing long-term commitments, and improving our operating efficiency. The result of these efforts are reflected in our financial results for the fourth quarter of last year. So we thought that it would be valuable to describe several in more detail.

To begin, let’s recap our earnings. For the fourth quarter ended December 31, 2003, our net loss was $32 million, or a loss of 83 cents per share. This is versus a loss of $25 million or 87 cents per share in the fourth quarter a year ago. For the full year 2003, our net loss totaled $115 million, or a loss of $3.61 per share, versus a loss of 82 million and $2.89 per share a year ago.

As you may recall, we took a one-time $9.1 million charge in the third quarter of 2003 as a result of our decision not to occupy a new facility in Slough, England. During the fourth quarter, we finalized a negotiation on the lease termination and recorded an additional $3.8 million charge. These one-time charges, totaling $12.9 million, negatively impacted our net loss per share by 40 cents in 2003. Although these charges hit our P&L in the third and fourth quarters of last year, the $12.9 million in cash is being paid out in the first and third quarters of 2004.

Importantly, we began booking revenues of our first marketed product, Cubicin. During the quarter we had gross sales of Cubicin of $1.8 million and received 1.7 million in Cubicin revenues, net of wholesale or prompt pay reserves for Medicaid and provision for returns and other charge-backs. These sales reflect about eight-and-a-half weeks in 2003, three of which were the holiday weeks of Thanksgiving, Christmas, and New Year.

Although we are not providing guidance on product sales for 2004 at this time, Mike will talk about the actuals for the beginning of 2004 in a few minutes. We may decide to provide annual top-line guidance after we’ve observed several full quarters of Cubicin sales.

Our cost of goods during Q4 2003 was almost 50%. Keep in mind that this includes manufacturing, packaging, shipping, and the royalty we owe to Eli Lilly on global Cubicin sales. We do not expect our cost of goods to remain this high going forward. We anticipate that this number should decline during 2004, possibly reaching the low 30% area towards the end of 2004. These numbers are within our expectation and the improvement in the cost of goods is to be expected in the process that is dependent on scale.

We took multiple steps during the fourth quarter to improve our capital structure. During the quarter we decreased our outstanding debt by 12.5 million, to a total of $197.5 million. We understand that this has been a concern to the investment community and we hope that our efforts here will not go unnoticed. This reduction in debt came from retiring $10 million of the $39 million of our outstanding 8.5% convertible bonds due in September 2005, leaving a balance of $29 million, and by paying off bank debt.The notes, many of you will recall, are basically the mortgage on our headquarters held by John Hancock.

On our last conference call, we discussed the possibility of completing a sale and lease-back of our Lexington headquarters. Due to the real estate downturn in the Boston area we were unable to reach acceptable terms on this transaction and subsequently made the decision to buy down a portion of the debt. As the John Hancock bonds carry an annual interest rate of 8.5% we will save $850,000 in interest payments in 2004.

Restructuring the remaining $29 million of the balance sheet debt remains a priority for us, and one possible approach would be to re-mortgage the building at a more acceptable interest rate and with a much extended maturity date.

In addition to our debt reduction, we added significantly to our cash position during the quarter. In mid-October we completed an equity financing that netted the company $84.3 million and we received $18 million in up-front payments from Chiron for the commercialization rights to Cubicin. Total cash added from these two transactions was $102.3 million.

We had a number of non-recurring items that affected our financials in the second half of last year. The most significant of these was the result of the strategic decision to consolidate all of our research efforts here at our Lexington, Massachusetts, headquarters. Our U.K. facility will close permanently during the third quarter of 2004.

As a result of this consolidation, we expect to realize efficiencies in research and manufacturing development programs and to realize significant cost savings over the long term. In addition to the lease restructuring costs already discussed, we expect this consolidation will cost us approximately $5 million in 2004.

As of December 31, 2003, we had $142 million in cash, cash equivalents and investments. Our net cash burn in 2003, excluding debt repayments, was $102 million, which was within our forecasted range of $100 to 110 million. We are not yet providing 2004 cash burn guidance but be assured everyone here at Cubist understands the importance of conserving our resources.

I’ll now turn the call back to Mike Bonney who will give you an update on the launch of Cubicin and other events. Mike.

Michael Bonney  - Cubist Pharmaceuticals, Inc. - President & CEO

Thank you, David. As you all hopefully saw from our press release in mid-January we have been pleased with the launch of Cubicin to date. At that time we had about 10 weeks of data. Now, 16 weeks into the launch we have a little more data but want to continue to caution that it’s still very early in the life cycle of this drug to draw conclusions, but we would like to comment on some of the early trends.

As David mentioned we netted $1.7 million in Cubicin sales on gross sales of $1.8 million during the fourth quarter of ‘03. Thus far in 2004, Cubicin sales continue to grow nicely. In fact, momentum has continued to build and during the first eight weeks of this year Cubicin gross sales were around $3.3 million.

Our sales force has reported to us that the number of formulary acceptances continued to rise as committees met and/or made decisions on Cubicin during the first six weeks of the year. We continue to be pleasantly surprised by the number of formularies that have accepted Cubicin without the restrictions typically seen with a new antibiotic. This rate of unrestricted formulary acceptance is about 18% to date.

More than 95% of the hospitals that have met and made a decision on Cubicin, of which we are aware, have included the drug on formulary. Keep in mind, however, that we continue to see orders across a wide range of our targeted and nontargeted hospitals, whether or not Cubicin has been placed on formulary.

The base of hospitals using Cubicin continues to expand at a good clip. Thus far in 2004, we are adding new accounts on a daily basis and, in fact, the trend in new accounts ordering Cubicin has climbed steadily. The existing account trends are also positive. The number of accounts re-ordering Cubicin has been growing throughout the year. The date, well more than 50% of hospitals that have ordered Cubicin have re-ordered the drug. On average, reorders have exceeded initial orders by almost 50%, signaling that once accounts try Cubicin, they tend to like what they see and reorder the product for additional patients.

The early anecdotal feedback we’re getting supports these reorder trends. As expected, many of the physician stories surround use in patients who have failed on other treatment options. It is our belief that over time, success in treating these seriously ill patients will prompt more empiric use of the drug with patient with serious staff infections.

Some recent market research is indicating that awareness of Cubicin is quite high and that physicians are viewing Cubicin as a new alternative to Vancomycin, particularly in the treatment of methicillin-resistant Staphylococcus or MSRA, where Vancomycin has lost much of its potency. This is consistent with our product positioning. In addition, it appears when most hospitals order the drug, they do so to use it, rather than keeping Cubicin on the shelf.

Use of Cubicin in the outpatient and home-care settings continues to exceed our expectations and currently represents about one-third of our sales. Market research indicates the use of Cubicin in the outpatient setting is a result of two drivers. First, patients are being discharged on Cubicin from the hospital and then continuing their treatment in the outpatient or home infusion setting. Doctors have mentioned that the rapid cidality and convenience of Cubicin—as a once-daily 30 minute infusion—are key competitive advantages over Gram-positive IV antibiotics in getting patients out of the hospital and transitioned to outpatient care.

Another factor driving use in this segment is easier access to the drug by physicians, as use in this setting is often outside the traditional formulary process. For example, a significant number of patients are being treated with Cubicin exclusively in the outpatient setting without ever being admitted to the hospital for inpatient care. Finally, we are also seeing some outpatient use of Cubicin as a transition from other inpatient antibiotics due to the drug’s unique advantages to both the physician and patient in this setting.

Throughout 2004, it is our intention to increase the amount of clinical data supporting the use of Cubicin and to utilize an extensive peer to peer education program to share information about clinical use of the drug. Very shortly, you will begin to see both published manuscripts and posters presented at scientific meetings that highlight additional data on Cubicin.

During 2004, we plan on conducting additional clinical studies on Cubicin beyond our on going Phase 3 trial in endocarditis and bacteremia. Among these studies will be one for the treatment of surgical wound infections, one for febrile neutropenia, or fever with a low white blood cell count, and one for osteomyelitis, or infection of the bone. Enrollment in our Phase 3 endocarditis study continues to go well and we expect to be able to report data from this study in the first half of 2005.

Internationally, we signed two commercialization agreements for Cubicin during the fourth quarter. The first and more significant of the deals, which we discussed in our last conference call, is with Chiron for the registration and commercialization of Cubicin in Europe and certain other international markets. We and Chiron expect to provide clarity on the regulatory filing strategy in the next few months.

During the quarter, we also signed a deal with the Taiwanese company, TTY Biopharm, for the right to Cubicin in Taiwan, a country with an opportunity for Cubicin nearly the size of Canada. We are continuing to investigate licensing opportunities in other major global markets including Japan.

Turning to the pipeline, as you saw from today’s announcement, we have discontinued development of our Phase 1 candidate, CAB-175, due to some observed adverse events.  A few patients in the Phase I study developed a rash, which led to us conducting a long-term toxicity study in primates. The animal study uncovered a more severe adverse event that led to this decision. While a disappointing finding with this molecule, Cubist remains interested in developing a broad-spectrum compound with anti-MRSA activity. We are working to assess whether a suitable backup candidate to CAB-175 is available.

As you know, our other pipeline candidate is OCTX. We are presently conducting a human study on our oral formulation of ceftriaxone. Based on the outcome of this study, we will be making a go/no-go decision on whether to progress OCTX in the near term.

In addition to our work on OCTX, our internal discovery team has also made significant progress on the identification of a next-generation daptomycin. We now believe we have several promising early candidates and are assessing their potential.

With that, I’d like to spend the rest of our prepared remarks discussing where we see Cubist going in 2004 and beyond. Our senior team has developed a long range strategic plan for Cubist focused on building shareholder value. It is our goal to drive Cubist to deliver strong and sustainable revenue growth and eventually profit growth.

The four key near-term elements of the strategy are:

First, successfully commercialized Cubicin. There are two components to this. Drive sales in the U.S., based on expanding the clinical indications for Cubicin and increasing the availability of clinical data on the drug. And secondly, supporting our partners around the world so that Cubicin will be successfully commercialized internationally.

Second, expand and progress our pipeline through both internal discovery and in-licensing. In addition to our ongoing programs, we have stepped up our business development activities in search of ways to leverage our drug development and clinical expertise in the anti-infective space. We are also looking for ways to leverage our growing commercial expertise in the hospital setting and may pursue opportunities in therapeutic areas outside anti-infectives but within the acute care environment.

Third, continue to improve the capital structure of the firm.

And fourth, demonstrate improvements in our net loss through continued financial discipline and activities such as consolidation of our research efforts.

I’m happy to expand on any of these points during the Q and A, so with that, why don’t we open it up for questions. Operator?

QUESTION AND ANSWER

Operator

At this time, I would like to remind everyone if you would like to ask a question, please press star 1 on your telephone keypad. We’ll pause for just a moment to compile the Q and A roster.

Your first question comes from Matt Duffy of Black Diamond Research.

Matt Duffy  - Black Diamond Research - Analyst

Nice quarter. Thanks for taking my call. Wonder if could you give us a little additional information on the outpatient usage, just what you’re seeing in terms of length of therapy, what indications they tend to be using it for, that kind of thing. And what you think the overall outpatient opportunity may look like.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

I’m not going to get into a lot of detail, Matt, about what indications they’re using it in, length of therapy, because it’s quite variable and depends on the individual patient’s situation. It is our estimate that the total opportunity in the outpatient marketplace is somewhere in the neighborhood of 25 to 30% of the total opportunity for the drug. What we are surprised about is how quickly the outpatient community has adopted the product.

Matt Duffy  - Black Diamond Research - Analyst

Okay. Obviously the duration of therapy would likely be substantially longer than you would see in the hospital but any sense of that? If you look at guidelines for treatment, for example, osteomyelitis or that sort of thing you can be looking at months of therapy. Obviously we shouldn’t be thinking at upper end of that in terms of trying to model this and determine some revenue, make some revenue assumptions, but do you think it’s closer to an additional week of therapy, or two or three or five? I wonder if there’s any clarity from your market research or your experience that might shed any additional color on that.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Well, you do have it right, Matt, that osteo, for example, tends to be a much longer course of therapy, but I think it’s too early for us to opine on numbers that you should use in your models on this. In some cases it’s really just a couple days of therapy after the patient leaves the hospital. In other cases it’s a full course, which could run anywhere from five to 14 days depending on the indication that the physician is treating.

Matt Duffy - Black Diamond Research - Analyst

And on an inpatient basis are you seeing things similar to what you saw in the clinical trials with roughly a week of therapy?

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Again, it’s quite variability we don’t have detailed data at this point on courses of therapy in the hospital. That takes a while to develop and access as it feeds through the various systems. There’s also, of course, increased obstacles in the last couple of years based on legislation. So the hospitals are very careful about providing that information. In general, what we anticipate is roughly a week of therapy for a complicated skin and skin structure infection.

Matt Duffy - Black Diamond Research - Analyst

Thanks very much.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Okay.

Operator

Your next question comes from Joel Sendek of Lazard.

Joel Sendek - Lazard Freres & Company - Analyst

Thank you. Couple of questions. Make sure I heard you correctly, you said $3.3 million in sales year to date? Is that gross or net?

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Around $3.3 million gross sales for 2004 to date.

Joel Sendek - Lazard Freres & Company - Analyst

Okay. Is that like up to yesterday, or is that the first - -

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Yes it is.

Joel Sendek - Lazard Freres & Company - Analyst

Okay. And are you going to give any kind of expense guidance at all, and if not can we use the fourth quarter numbers on the expense side as a good base net of the one-time charges?

David McGirr  - Cubist Pharmaceuticals, Inc. - SVP & CFO

I think that’s a good starting point, and you’re absolutely right, you’ve got to look at the one-times as different.

Joel Sendek  - Lazard Freres & Company - Analyst

Final question is on your sales force. Can you just remind us again how many people are on the sales force and if you anticipate any buildout on a headcount basis for ‘04?

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

There are currently 75 what we call clinical business managers in the field, and then a handful, of course, of sales managers that oversee that group. At this point in time we do not envision a buildout in 2004 but we reserve the right, as we analyze the market results ,to amend that over the course of the year.

Joel Sendek - Lazard Freres & Company - Analyst

That’s all. Thanks.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Thanks, Joel.

Operator

Your next question comes from Tom Dietz of Pacific Growth.

Greg Wade - Pacific Growth Equities - Analyst

Good morning, it’s Greg Wade here. Just was wondering if you could provide us more color on the calls that are coming into the Medical Affairs Department, the types of problems people are having and if this provides you with any insight on where Cubicin might see additional entries into the marketplace.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

We are getting, Greg, a lot of calls in the Medical Affairs with questions about, I mean, the bulk of the questions that are coming into medical affairs are about using the drug in areas beyond the label, because the label is very clear on the skin structure. So clearly there is interest much more broadly than skin and skin structure. The bulk of the questions we’ve gotten to date are in the realm of endocarditis/bacteremia, osteomyelitis, are probably the two most frequent areas where we get questions.

Greg Wade - Pacific Growth Equities - Analyst

If I could follow up with one other quick question, could you perhaps provide us with a little bit of insight as to the week over week growth you’ve seen on average here in the first quarter?

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

No, I’m not comfortable providing that to you, Greg.

Greg Wade - Pacific Growth Equities - Analyst

Okay. Thanks for taking my questions.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Okay.

Operator

Your next question comes from Jason Kantor of WR Hambrecht.

Jason Kantor - WR Hambrecht - Analyst

Thanks for taking my question. I was interested in some questions on the expense side. You said that you’re going to be seeing significant cost savings in the long term as a result of consolidating the research. Can you quantify that a little bit? You also mentioned a $5 million, I think it was a cost that you would be incurring in 2004. If you could explain that a little bit better. Then how much beyond the fourth quarter was from CAB-175 and what sort of savings could we see as a result of ending that program?

David McGirr  - Cubist Pharmaceuticals, Inc. - SVP & CFO

I don’t think we can give you the specifics on most of those. I can certainly comment on the $5 million in terms of the types of buckets that are in that $5 million. The combination, obviously, of people costs we have invited our scientists to move from Slough to Lexington, so, clearly, there are people costs involved. There also are some equipment costs. We are going to build a pilot fer mentation plant here in Lexington, so that number includes some cap ex type numbers and people.

In terms of specifics for savings on CAB-175, not there yet. In terms of savings for ongoing research, again, we can’t give those specifics.

Jason Kantor - WR Hambrecht - Analyst

Well, I mean, when you say significant, relative to what? I mean, what percentage of your base, what are your goals in terms of reducing the R&D spend? How should we even begin to think about what you think is significant?

David McGirr  - Cubist Pharmaceuticals, Inc. - SVP & CFO

I think you’ll see that trend evolve as we go forward, Jason.

Jason Kantor - WR Hambrecht - Analyst

Okay.

Operator

Your next question comes from Eric Halseth of UBS.

Eric Halseth - UBS Warburg - Broker

Yeah, quick question on the therapy. You mentioned usually a week dosage to the patient. The question is, what does that cost to the patient and the hospital, and what does it bring down to Cubist’s bottom line?

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Eric, the answer to that question is dependent upon the weight of the patient. Cubicin is dosed at 4 milligrams per kilogram for complicated skin and skin structure infections. So, if the patient is a 70 kilo patient, roughly 145 pounds, that cost is about $80 a day. If they’re a 90-kilo patient, the cost is roughly $100 a day. If they’re bigger or smaller the cost changes depending on their weight. Those costs are what we realize on a gross sales basis.

Eric Halseth - UBS Warburg - Broker

So you make $100 on a per patient per day, then? What are they charging a patient in the hospital?

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Patients are generally not charged for drugs in the hospital. Hospital drugs are reimbursed as part of a diagnostic-related group, which is essentially a capitated payment to the hospital for the care associated with the condition that the patient is admitted to the hospital for.

Eric Halseth - UBS Warburg - Broker

Clear that up for me. You mean, if I go in a hospital, I was in a hospital one time with meningitis and they were giving me antibiotics. When I look at my printout, they charge me per dose on whatever antibiotics I had.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

That’s right. And your insurance company reimburses them.

Eric Halseth - UBS Warburg - Broker

Correct.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

On a DRG basis.

Eric Halseth - UBS Warburg - Broker

Right.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Per diagnosis.

Eric Halseth - UBS Warburg - Broker

So, in other words, you’re telling me it’s up to each insurance company to pay what Cubicin is doing?

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

What I’m telling you is that the way the insurance companies pay the hospital is a set amount based on the doctor’s description of the diagnostic related group. It’s coded.

Eric Halseth - UBS Warburg - Broker

Give me an average, then. You guys are making $100 per day net to you, is that right?

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

For a 90-kilogram patient treated with 4 milligrams per kilogram, gross to us is roughly $100 a day.

Eric Halseth - UBS Warburg - Broker

That’s net. Thank you.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

That’s gross.

Eric Halseth - UBS Warburg - Broker

That’s gross. What’s it net to you, then?

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Well, net, you know, basically what we’re doing is we’re breaking down the cost of a vial for you.

Eric Halseth - UBS Warburg - Broker

Right.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

The gross cost of a vial to a per patient cost. Okay? When we ship a unit of drug, as David has just mentioned, the difference between the gross and net consists of the prepay discount for the wholesalers as well as reserves for rebates that would be paid to Medicare or other government entities for the sale of the drug.

Eric Halseth - UBS Warburg - Broker

Is that what he was talking about, the 50%, hopefully getting it down to 30%?

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

No, the 50% is the cost of goods for the drug in the fourth quarter. We will get that number down to the low 30s, probably, by the end of the year.

Operator

Again, if you would like to ask a question at this time, please press star 1 on your telephone keypad.

Your next question comes from Stephan Yost of Seligman.

Stephan Yost  - Seligman - Investor

Good morning. Thanks for taking the call. We’re shareholders, J&W Seligman, and I’m a little miffed, I suppose, that the lack of detail or guidance given on the call. And I just want to make that objection known. Without much to go on, how can I continue to own this stock?

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Well, Stephan, your objection is noted. We’ve tried to provide you with facts as opposed to projection. The fact are we sold $1.8 million gross, $1.7 million net of Cubicin in the last eight weeks of 2003. And that we have sold in the first eight weeks of 2004 around $3.3 million gross.

I think that for a first in class launch, that it’s important for us to us get a fair amount of actual data before we start projecting what the revenue numbers are going to be looking like in the future. But your objection is noted.

Stephan Yost  - Seligman - Investor

And with respect to spending, how may I make any observations as to savings, especially given that you’ve canceled CAB-175.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

As David mentioned in response to a question earlier, thinking about fourth quarter expenses, net of one-time events is a reasonable estimate for the cost of the organization for 2004.

Stephan Yost  - Seligman - Investor

And, I’m sorry, the one-time events were?

David McGirr  - Cubist Pharmaceuticals, Inc. - SVP & CFO

Well, the one-time events would be, obviously, the restructuring of our facilities in the U.K. where we took a $12.9 million charge in 2003 and the $5 million number that we’ve put forward today that we expect to be the cost this year of continuing that program. So those are the two one-time charges.

Stephan Yost  - Seligman - Investor

So the Q4 number of total operating expense of $31.5 million, deducting cost of product revenue of $800,000, which is slightly under $31 million, how much was one-time cost in that?

David McGirr  - Cubist Pharmaceuticals, Inc. - SVP & CFO

In the fourth quarter it was 3.8 million.

Stephan Yost  -Seligman - Investor

Thank you.

Operator

Your next question comes from John Priedler of RH Capital.

Rob Horowitz - RH Capital - Investor

Yes this is Rob Horowitz from RH Capital. I’m relatively new to Cubist’s situation but I want to clarify something. It was my understanding that the company had reported in a prior call that there was $2.25 million in sales for the fourth quarter in Cubicin sales, and now you’re reporting $1.8. Do I have the facts right or am I mistaken?

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Rob, you’re a little bit mistaken. What we reported in mid-January was the first ten weeks, which included the first week and a half of 2004, gross sales were $2.25 million.

Rob Horowitz - RH Capital - Investor

Thank you for the clarification.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Sure.

Operator

Your next comes from Robert Gilliam of Legg Mason.

Robert Gilliam - Legg Mason - Analyst

Hi, good morning. I was just wondering if you could let us know how many full-time employees you currently have versus at the end of 2003 versus the beginning of 2003. If you could give us some indication what bucket those might fall into, for example, sales people versus R&D employees.

David McGirr  - Cubist Pharmaceuticals, Inc. - SVP & CFO

The end of the year we had roughly 288 employees. That was up from about 200 in the beginning of the year, and that was mostly the buildup of the sales and marketing organization, the field force, which we put in place. So that’s where we were on the headcount.

Robert Gilliam - Legg Mason - Analyst

Thank you.

Operator

Your next question comes from Lester Ralph, individual investor.

Lester Ralph - Private Investor - Analyst

Yes, I am also struck by the fact that your press release hinted good news but doesn’t have much substance to them. What most affects me is, on a regular monthly basis, one or another insiders unloading stock, which no matter what the conditions, you don’t do if you expect your stock to go up. Seems to me that there’s a fair amount of internal negative feeling going on here. That’s my comment. I’d like a response.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Hi, Lester. The internal selling that you’re referencing is driven by 10-B-5 plans which are put in place, in most cases, well before the actual trade takes place, and are a vehicle to allow diversification for individuals who are in possession of insider knowledge that removes them from that insider knowledge, if you will. Basically the 10-B-5 is put in during an open window and designates when individuals will - - at what prices, et cetera, individuals will sell options.

So all of the insider trading that I’m aware of is a function of the 10-B-5 plan, and it is not a function of any information that they have at the time the trade is put in place, and this is not an uncommon practice in today’s environment.

Operator

Your next question comes from Eun Yang of Wells Fargo.

Eun Yang - Wells Fargo - Analyst

I have a couple of questions on the R&D side. Could you break down how much actually came from the development when you look at the full-year 2003, which is about $55 million? Could you break down how much actually came from development versus research?

And the second question is, as you mentioned, this year, you are planning additional clinical trials for Cubicin as well as you are planning to complete your second manufacturing facility by mid this year, so do you expect R&D expense to go up significantly higher from 2003? Thanks.

David McGirr  - Cubist Pharmaceuticals, Inc. - SVP & CFO

Thank you. I think the bottom line answer is that the numbers should stay fairly steady with the caveat of the number we talked about earlier, the $5 million of one-time costs that we’re looking at to bring the facilities from the U.K. to the U.S. The research element we’ve not historically broken this out but if you were to look at the discovery research element of our spend, it’s around 15% of the number.

Michael Bonney  - Cubist Pharmaceuticals, Inc. - President & CEO

The remainder of the R&D line includes clinical costs, medical affairs, QA/QC, manufacturing development costs, chem-dev, et cetera. So there’s actually quite a lot of functions of the corporation that go into the R&D bucket, Eun.

Operator

Your next question comes from Jake Wheeler of Morgan Stanley.

Jake Wheeler - Morgan Stanley - Analyst

Hi. I just had a quick question, or two quick questions, actually. One was on the rate or the level of net sales below gross sales. Is that spread, I guess, sort of between 5 and 10%? Do you expect that to sort of continue at that level or do you expect to the widen or narrow for any purpose going forward? And the $5 million charge expected in 2004 for the transfer of that manufacturing, is that expected to be a lumpy payment, maybe occurring in a certain quarter, or a certain half of the year, or will that be spread out evenly? Thank you.

David McGirr  - Cubist Pharmaceuticals, Inc. - SVP & CFO

$5 million I think is the first three-quarters event. That’s the timetable we’re working towards to achieve this move. So it’s lumpy in that it’s more likely to appear then and spread over four quarters.

The gross to net is made up of several elements. There’s prompt-pay discount from the wholesalers, the reserves for Medicaid, there’s allowances for other charge-backs like PHS. So the number, if you actually do the math, I think is about 7%, and some of that is actual, and some of that is reserves, allowances, provisions that we have to put in from an accounting standpoint, so it’s our management’s judgment as to what those numbers are. Over time, as we get more experience with the drug, we’ll obviously tighten those numbers up. But we will be influenced by what the actual outcomes are, so it could go up, it could go down.

Jake Wheeler  - Morgan Stanley - Analyst

Okay. Thanks.

Operator

Your next question comes from Matt Duffy of Black Diamond Research.

Matt Duffy  - Black Diamond Research - Analyst

Hi. Just a follow-up. You mentioned that a lot of the usage that you’re seeing thus far with Cubicin is largely in the patients who hadn’t been doing well with others, presumably vanco or the semi-synthetic penicilins. I’m wondering what the comments from your customers are and what you’re hearing back in terms of the empiric usage argument that you guys have been putting forward starting with Cubicin is going to probably lead to better outcomes in the long term regardless of the penicillin sensitivity.

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Sure, Matt. Basically the customers understand the empiric argument, given the profile of the drug, the rapid cidality of the drug, the fact that it works at least as good as the standard of care against susceptible and resistant organisms as the current standards, all make sense to them. That said, they’re starting with the worst patients, since it’s first in a new class, and we believe that over time they will work their way upstream, if you will, to more empiric use.

Matt Duffy  - Black Diamond Research - Analyst

Thanks.

Operator

Your next question comes from Ken Martin-Halpine of Emerald Asset Management.

Ken Martin-Halpine - Emerald Asset Management - Investor

Good morning. When might we be able to see some update on the endocarditis bacteremia trial?

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Hi, Ken. What we’ve said in this conference call and other disclosures is that we anticipate data from that trial in the first half of next year.

Operator

There are no further questions at this time, sir. Are there any closing remarks?

Michael Bonney - Cubist Pharmaceuticals, Inc. - President & CEO

Yeah, thanks. Thank you, operator. Thanks very much to everyone for joining us. This call will be available for replay by phone for 24 hours and via the web for 30 days. We will also be filing a transcript of the call with the SEC as an 8-K filing. We invite you to join us May 6th, 2004, for our next quarterly conference call. In the meantime, please feel free to call Jen LaVin if you have any further questions. Have a great day.

Operator

Thank you. This concludes your conference.